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Exhibit 99.1

November 6, 2003

Press Release

SOURCE: H&E Equipment Services L.L.C.

H&E Equipment Services Reports Third Quarter Results

        BATON ROUGE, LA., November 6, 2003/news/—H&E Equipment Services L.L.C. ("H&E" or the "Company"), today announced financial results for the third quarter and nine months ended September 30, 2003. The merger between H&E and ICM Equipment Company L.L.C. ("ICM") was completed on June 17, 2002. Accordingly, the actual operating results for the nine months ended September 30, 2002 include the results of ICM from the period June 18, 2002 to September 30, 2002.

        The Company reported a 2.1% decline in third quarter total revenues to $100.1 million in 2003 from $102.2 million for the third quarter 2002, with a corresponding 15.5% decline in earnings before interest, taxes, depreciation and amortization (EBITDA). The net loss for the third quarter this year was $8.4 million compared to a net loss of $4.9 million for the third quarter last year.

        Revenues for the nine months ended September 30, 2003, on an actual basis, were $306.2 million, compared to $244.6 million for the year ended September 30, 2002. On a pro forma basis, giving effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented, for the nine months ended September 30, 2003, total revenues declined 5.7% from the first nine months of last year, with a corresponding 19.8% decline in EBITDA. Total revenues for the third quarter of this year were $4.8 million or 4.5% lower than the second quarter of this year. Third quarter EBITDA was $2.4 million or 15.6% higher than the second quarter this year.

        John Engquist, President and Chief Executive Officer, stated, "During the third quarter, we started to see improvement in most segments of our business. While some of the improvement is attributable to normal seasonality, we are seeing benefit of an improving economy, although we continue to operate in a difficult, competitive environment with an overcapacity of equipment in the industry."

        "Despite third quarter revenues and gross profit being down year over year, we have experienced significant improvement over the second quarter of this year. Total gross profit margin for the third quarter was 3.0% higher than gross profit margin in the second quarter of this year, primarily in equipment rentals and service revenues. Compared to the second quarter of this year, our selling general and administrative expenses decreased $0.9 million. We are starting to see the benefits of our cost controlling initiatives made earlier this year," explained John Engquist.

        "As we have said before," commented John Engquist, "we continue to focus on managing business issues that are within our control such as capital expenditures and costs. For the first nine months, we had negative rental fleet capital expenditures of $13.0 million, as we rationalized our rental fleet, reducing total debt. Borrowings on our senior secured credit facility are down $16.1 million from June 30, 2003 and $19.1 million from December 31, 2002. We feel very comfortable with both the mix and age of our rental fleet. Because our rental fleet assets are large, long-lived assets, we believe we can continue to age the fleet in response to these slow economic times."

        "Finally, I would like to acknowledge the passing of one of the founders of H&E Equipment Services, my father Tom Engquist. He was instrumental in building the Company into what it has become today. His experience will be greatly missed by all of us," said John Engquist.

Litigation Update

        In July 2000, a complaint was filed by a competitor of the Company in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg under the caption Sunbelt Rentals, Inc. v. Head & Engquist Equipment, d/b/a H&E Hi-Lift, et al. On May 2, 2003, the Court

handed down an Order and Opinion in favor of the plaintiff. In conjunction therewith, the Company previously recorded a $17.0 million loss for estimated damages, plaintiff's attorney's fees and other costs.

        On August 13, 2003, the Court entered the final judgment in the amount of $17.4 million. Accordingly, the Company recorded an additional $0.4 million loss from litigation during the third quarter of this year. On September 11, 2003, the Company filed a notice of appeal with the Court. In conjunction with appealing the judgment and in accordance with the Court's order, the Company issued a standby letter of credit for $19.0 million, the amount of the judgment plus $1.6 million in anticipated statutory interest for the next sixteen months while the judgment is being appealed. If at the end of sixteen months, the appeal is still pending, the Company will be required to extend the maturity of the standby letter of credit for eight additional months and increase the amount by $0.8 million (eight months additional statutory interest).

        While management is appealing and vigorously contesting this judgment, management believes even if there is a reduction in the amount of damages awarded to the plaintiff on appeal that the resulting judgment could have a material adverse effect on the Company's business or financial condition.

Results of Operations

        For the quarter ended September 30, 2003, total revenues were $100.1 million, compared to $102.2 million for the quarter ended September 30, 2002, a decline of $2.1 million or 2.1%.

        For the third quarter, equipment rental revenues decreased 8.2%, or $3.6 million, to $40.4 million from $44.0 million for the same time period last year. The decrease in equipment rental revenues was attributable primarily to lower time utilization in the crane and hi-lift segments.

        For the third quarter, new and used equipment sales were $32.6 million in 2003 compared to $31.2 million for 2002, an increase of $1.4 million, or 4.5%. The net increase in total equipment sales, is due primarily to a $6.0 million increase earthmoving and lift truck equipment sales offset by a $4.6 million decline in crane, hi-lift and other equipment sales.

        Parts sales and service revenues for the three months ended September 30, 2003 declined $0.7 million, or 3.1%, to $21.8 million from $22.5 million for the three months ended September 30, 2002. Of the total $0.7 million decline, service revenues decreased $0.8 million while parts sales increased $0.1 million. Parts sales and service revenues continue to be negatively impacted by customers continuing to defer or cancel major repairs to their equipment.

        For the three months ended September 30, 2003, total gross profit was $27.7 million, compared to $31.1 million for the three months ended September 30, 2002, a decrease of $3.4 million or 10.9%. For the third quarter 2003, total gross profit margin decreased to 27.7% from 30.4% in the third quarter of 2002.

        For the three months ended September 30, 2003, equipment rental gross profit decreased 20.2%, or $3.6 million, to $14.2 million from $17.8 million for the same time period last year. The decrease in equipment rental gross profit was attributable primarily to a decline in equipment rental revenue volume (as discussed previously).

        New and used equipment gross profit for the third quarter 2003 decreased 12.5%, or $0.6 million, to $4.2 million from $4.8 million for the same period last year. The gross profit margin decreased 2.5% for third quarter 2003 compared to the gross profit margin in the third quarter of 2002. The change in gross profit margin is primarily due to the mix of new and used equipment sold.

        Parts and service gross profit for the three months ended September 30, 2003 decreased $0.5 million or 5.4%, to $8.8 million from $9.3 million for the same time period in 2002. Declining service revenues primarily accounted for the decline in gross profit, quarter over quarter, and slightly lower gross profit margins.

        Selling, general and administrative expenses decreased $0.9 million, or 3.5%, to $24.8 million for the three months ended September 30, 2003 from $25.7 million for the three months ended September 30, 2002. The decrease in expenses is primarily a result of the work force reductions (made earlier this year) and additional cost controlling initiatives implemented by the Company.

        On June 29, 1999, H&E entered into a $3.0 million consulting and non-competition agreement with Thomas Engquist, a related party. The agreement provided for total payments over the ten year term of the agreement payable in increments of $25,000 per month. Mr. Engquist was obligated to provide consulting services to H&E and was to comply with the non-competition provision set forth in the Recapitalization Agreement among H&E and others dated June 19, 1999. The parties specifically acknowledged and agreed that in the event of the death of Mr. Engquist during the ten year agreement period, the payments that otherwise would have been payable to Mr. Engquist under the agreement shall be payable and paid to his heirs.

        As a result of Mr. Engquist's passing, no future consulting services or benefit will be provided to the Company. During the third quarter of this year, the Company recorded a $1.3 million expense and an accrued liability for the present value of the remaining future payments. The charge is recorded as a separate component of income (loss) from operations in the accompanying unaudited consolidated statement of operations and unaudited combined selected statements of operations data.

        EBITDA for the three months ended September 30, 2003 decreased 15.5%, to $17.5 million from $20.7 million for the same period in 2002. The decline in EBITDA is primarily a result of lower equipment rental and service revenues and lower gross profit on new and used equipment sales.

Pro Forma Results

        The unaudited pro forma combined selected data for the nine months ended September 30, 2002, presented herein, gives effect to the merger of ICM into H&E as if it had occurred at the beginning of the period presented.

        For the nine months ended September 30, 2003 total revenues were $306.2 million, compared to $324.7 million (pro forma) for the nine months ended September 30, 2002, a decline of $18.5 million or 5.7%.

        For the first nine months, equipment rental revenues decreased 8.6%, or $10.8 million, to $115.2 million from $126.0 million (pro forma) for the same time period last year. The decrease in equipment rental revenues was attributable primarily to lower time utilization for our crane segment and both lower time utilization and rental rates in our hi-lift segment, this year compared to last year.

        New and used equipment sales decreased to $110.6 million for the nine months ended September 30, 2003 from $114.1 million (pro forma), a decline of $3.5 million, or 3.1%, for the comparable period last year. The overall decline is due primarily to lower crane and hi-lift equipment sales offset by higher earth moving and lift truck equipment sales.

        Parts sales and service revenues for the first nine months of 2003 were $65.4 million compared to $70.5 million (pro forma) for the same period in 2002. Of the total $5.1 million or 7.2% decline, parts sales accounted for $2.0 million of the difference and service revenues accounted for the remaining $3.1 million difference. Earlier in the year and as a result of the slow economy, customers were deferring or canceling major repairs to their equipment fleets.

        For the nine months ended September 30, 2003 total gross profit was $78.8 million, compared to $91.4 million (pro forma) for the nine months ended September 30, 2002, a decline of $12.6 million, or 13.8%. For the first nine months of 2003, total gross profit margin decreased to 25.7% from 28.1% (pro forma) for the first nine months of 2002.

        For the nine months ended September 30, 2003 equipment rental gross profit decreased 25.3% or $12.4 million to $36.6 million from $49.0 million (pro forma) for the same time period last year. The decrease in equipment rental gross profit was attributable primarily to a decline in equipment rental revenues and increased costs associated with aging the rental fleet.

        New and used equipment gross profit for the nine months ended September 30, 2003 decreased 3.8% or $0.6 million, to $15.2 million from $15.8 million (pro forma) for the period last year. The gross profit margin for new and used equipment sales relatively consistent at 13.8% for the nine months ended September 30, 2003 and 2002, respectively. Both the gross profit and gross profit margin are impacted by the mix of equipment sold.

        Parts and service gross profit for the nine months ended September 30, 2003 declined $2.3 million or 8.0%, to $26.4 million from $28.7 million (pro forma) for the same time period in 2002. The decline in gross profit is attributable primarily to lower service revenues. The gross profit margin also declined slightly.

        Selling, general and administrative expenses declined $2.4 million or 3.1% to $75.2 million for the nine months ended September 30, 2003 from $77.6 million (pro forma) for the nine months ended September 30, 2002. The decrease in expenses is primarily a result of the work force reductions (made earlier this year) and additional cost controlling initiatives implemented by the Company.

        EBITDA for the nine months ended September 30, 2003 decreased 19.9%, to $48.0 million from $59.9 million (pro forma) for the same period in 2002. The decline in EBITDA is primarily a result of lower revenues for all segments except used equipment sales and lower equipment rental gross profit.

        The Company's management will hold its third quarter earnings conference call on November 7, 2003, at 11:00 AM. Eastern Standard Time. The conference call number is 1.800.282.9233, participant code 6422.

About H&E Equipment Services L.L.C.

        H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States with an integrated network of 41 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate rental and equipment sales forces. In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support. This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment. The Company generates a significant portion of our gross profit from parts sales and service revenues. Refer to the Form 10-K for December 31, 2002, filed on April 14, 2003.

Forward-Looking Statements

        Certain statements contained in this presentation are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "forecasts," "may," "will," "should," "on track," or "anticipates," or the negative thereof or comparable terminology, or by discussion of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) intense competition. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002(1)
Revenues:
Equipment rentals	$40,395	$44,045	$115,251	$93,927
New equipment sales	17,723	15,687	58,553	48,144
Used equipment sales	14,914	15,471	51,981	37,637
Parts sales	13,562	13,503	40,001	33,815
Service revenues	8,214	9,015	25,392	20,262
Other	5,289	4,511	14,997	10,909
Total revenues	100,097	102,232	306,175	244,694
Gross profit:
Equipment rentals	14,233	17,761	36,614	37,696
New equipment sales	1,364	1,785	5,245	4,848
Used equipment sales	2,877	3,020	9,937	6,300
Parts sales	3,766	3,601	11,085	8,754
Service revenues	5,014	5,698	15,322	12,256
Other	435	(785)	631	(1,181)
Total gross profit	27,689	31,080	78,834	68,673
Selling, general, and administrative expenses	24,767	25,727	75,176	58,584
Loss from litigation	434	—	17,434	—
Related party expense	1,275	—	1,275	—
Gain on sale of property and equipment	45	6	82	35
Income (loss) from operations	1,258	5,359	(14,969)	10,124
Interest expense	(9,762)	(10,352)	(29,441)	(18,846)
Other income, net	93	69	189	162
Loss before income taxes	(8,411)	(4,924)	(44,221)	(8,560)
Income tax benefit	—	—	—	1,271
Net loss	$(8,411)	$(4,924)	$(44,221)	$(7,289)

(1)
Includes the results of operations of ICM Equipment Company, L.L.C. from the date of the merger (June 18, 2002) through September 30, 2002.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	September 30, 2003	December 31, 2003
Cash	$2,477	$3,398
Rental equipment, net	276,810	314,892
Total assets	424,099	468,344
Total debt(1)	305,971	328,737
Total liabilities	443,890	443,914
Member's deficit	(19,791)	24,430
Total liabilities and member's deficit	$424,999	$468,344

(1)
Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED COMBINED SELECTED STATEMENTS OF OPERATIONS DATA

(in thousands)

	Nine Months Ended September 30,
	2003 Actual	2002(1) Pro Forma
Revenues:
Equipment rentals	$115,251	$126,007
New equipment sales	58,553	63,907
Used equipment sales	51,981	50,250
Parts sales	40,001	41,972
Service revenues	25,392	28,497
Other	14,997	14,081
Total revenues	306,175	324,714
Gross profit:
Equipment rentals	36,614	49,057
New equipment sales	5,245	6,682
Used equipment sales	9,937	9,075
Parts sales	11,085	11,203
Service revenues	15,322	17,495
Other	631	(2,132)
Total gross profit	78,834	91,380
Selling, general, and administrative expenses	75,176	77,571
Loss from litigation	17,434	—
Related party expense	1,275	—
Gain on sale of property and equipment	82	91
Income (loss) from operations	$(14,969)	$13,900

(1)
The unaudited pro forma combined selected statement of operations data for the nine months ended June 30, 2002, gives effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED RECONCILIATION OF
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003 Actual	2002 Actual	2003 Actual	2002(1) Pro Forma
Income (loss) from operations	$1,258	$5,359	$(14,969)	$13,900
Depreciation and amortization	14,614	15,397	44,331	46,057
Loss from litigation	434	—	17,434	—
Gain on sale of property	(45)	(6)	(82)	(91)
Related party expense	1,275	—	1,275	—
Earnings before interest, taxes, depreciation, and amortization	$17,536	$20,750	$47,989	$59,866

(1)
The unaudited pro forma combined selected statement of operations data for the nine months ended June 30, 2002, gives effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented.

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  Exhibit 99.1
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED SELECTED BALANCE SHEET DATA (in thousands)
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED COMBINED SELECTED STATEMENTS OF OPERATIONS DATA (in thousands)
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION (in thousands)